EXHIBIT 99.1

Superconductor Technologies Reports Fourth Quarter and Full Year 2017 Results

- FY 2017 Net Revenues Include Initial Payments under Company’s 3-Year Next Generation Electrical Machines Project -

AUSTIN, Texas, March 22, 2018 (GLOBE NEWSWIRE) -- Superconductor Technologies Inc. (STI) (Nasdaq:SCON) reported financial results for the quarter and year ended December 31, 2017.

“In 2017, we made significant advances in our next generation electric machines (NGEMs) development work both with industry leaders and in our project with the Department of Energy (DOE), on which we are collaborating with TECO Westinghouse Motor Company, Massachusetts Institute of Technology, and the University of North Texas,” stated Jeff Quiram, STI’s president and CEO. “The DOE project, which began in the second quarter of 2017, resulted in full year net revenues more than triple 2016 net revenues. STI is the prime recipient of a $4.5 million, three-year award under the DOE’s broad goal of advancing American manufacturing competitiveness by improving industrial motor efficiency to significantly reduce energy usage and the cost of operation. Looking forward, we are very excited about the revenue potential from the commercialization of our Conductus® 2G HTS wire in applications that leverage unparalleled performance when operating at low temperature in the presence of a magnetic field."

DOE project objectives:

Year one ending Q2 2018:  Continue to improve critical current capacity at 65K in the presence of an operating magnetic field of 1.5 Tesla.
Year two ending Q2 2019:  Focus on optimizing the design and fabrication of ‘best-in-class’ wire in quantity.
Year three ending Q2 2020:  Build and validate an NGEM component that includes cryogenic testing.

“As recently announced, we have aligned our future Conductus® wire product development efforts with NGEMs, whose applications are expected to generate the largest demand for superconducting wire in the future. With 2G HTS wire performance, and a unique HTS manufacturing process, we are well positioned to capitalize on several accelerating energy megatrends for which NGEMs are particularly well suited, including decentralized renewable energy, high energy efficiency, and sustainable transportation,” concluded Quiram.

2017 Company Highlights

  STI was awarded a DOE contract for an NGEMs program with partners TECO Westinghouse Motor Company, MIT, and the University of North Texas.
  STI made a 40% improvement in the performance of its 2G HTS wire at low temperature and in the presence of magnetic field, an important metric for NGEMs.
  The Robinson Research Institute, a lab recognized internationally as an expert in the development of innovative superconducting products, independently confirmed that Conductus® wire met the required specifications for low temperature in the presence of a magnetic field.
  STI was granted two patents that protect the company’s unique HTS wire manufacturing capabilities. One is for STI’s intrinsic pinning method and the other is for STI’s automated machine architecture.
  David Vellequette rejoined STI’s Board of Directors.

Fourth Quarter and Full Year Financial Summary
STI’s fourth quarter 2017 net revenues were $305,000, compared to $130,000 in the third quarter of 2017 and $9,000 in the fourth quarter of 2016. Net loss for the fourth quarter 2017 was $1.8 million, or a loss of $0.17 per basic and diluted share, compared to a net loss of $2.5 million, or a loss of $0.23 per basic and diluted share, in the third quarter of 2017, and a net loss of $2.5 million, or a loss of $0.61 per basic and diluted share in the fourth quarter of 2016.

For the year ending Dec. 31, 2017, total net revenues were $446,000, compared to $131,000 for the year ended Dec. 31, 2016. The net loss for the year 2017 was $9.5 million, or $0.91 per share, compared to $11.1 million, or $3.53 per share for the year 2016.

As of Dec.31, 2017, STI had $3.1 million in cash and cash equivalents. In March of 2018 STI raised approximately $1.7 million in net proceeds from a registered direct offering. In connection with the offering, the company issued a total of 1,581,000 shares of common stock and common stock equivalents.

Investor Conference Call
STI will host a conference call and simultaneous webcast today, March 22nd, at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its results. To listen to the call live, please dial 1-800-281-7973 at least 10 minutes before the start of the conference. International participants may dial 1-323-794-2093. The conference ID is 5982605.  The call will be webcast and can be accessed from the “Investor Relations” section of the company’s website. A telephone replay will be available until midnight ET on March 26th by dialing 1-844-512-2921 or 1-412-317-6671, and entering pass code 5982605. A replay will also be available at the web address above.

About Superconductor Technologies Inc. (STI)
Superconductor Technologies Inc. is a global leader in superconducting innovation. Its Conductus® superconducting wire platform offers high performance, cost-effective and scalable superconducting wire. With 100 times the current carrying capacity of conventional copper and aluminum, superconducting wire offers zero resistance with extreme high current density. This provides a significant benefit for electric power transmission and also enables much smaller or more powerful magnets for motors, generators, energy storage and medical equipment. Since 1987, STI has led innovation in HTS materials, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than 20 years STI utilized its unique HTS manufacturing process for solutions to maximize capacity utilization and coverage for Tier 1 telecommunications operators. Headquartered in Austin, TX, Superconductor Technologies Inc.'s common stock is listed on the NASDAQ Capital Market under the ticker symbol “SCON.” For more information about STI, please visit http://www.suptech.com.

Safe Harbor Statement
Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors, which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include, but are not limited to: our limited cash and a history of losses; our need to materially grow our revenues from commercial operations and/or to raise additional capital (which financing may not be available on acceptable terms or at all) in the very near future, before cash reserves are depleted (which reserves are expected to be sufficient into the third quarter of 2018), to implement our current business plan and maintain our viability; the performance and use of our equipment to produce wire in accordance with our timetable; overcoming technical challenges in attaining milestones to develop and manufacture commercial lengths of our HTS wire; the possibility of delays in customer evaluation and acceptance of our HTS wire; the limited number of potential customers and customer pressures on the selling prices of our products; the limited number of suppliers for some of our components and our HTS wire; there being no significant backlog from quarter to quarter; our market being characterized by rapidly advancing technology; the impact of competitive products, technologies and pricing; manufacturing capacity constraints and difficulties; the impact of any financing activity on the level of our stock price; the dilutive impact of any issuances of securities to raise capital; the steps required to maintain the listing of our common stock with a U.S. national securities exchange and the impact on the liquidity and trading price of our common stock if we fail to maintain such listing; the cost and uncertainty from compliance with environmental regulations; and local, regional, and national and international economic conditions and events and the impact they may have on us and our customers.

Forward-looking statements can be affected by many other factors, including, those described in the "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of STI's Annual Report on Form 10-K for the year ended December 31, 2016 and in STI's other public filings. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

Investor Relations Contact
Moriah Shilton or Kirsten Chapman
LHA      +1-415-433-3777       invest@suptech.com

– Tables to Follow –

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
	unaudited		unaudited	audited

Commercial product revenues	$-	$9,000	$11,000	$131,000
Government contract revenue	305,000	-	435,000	-
Total revenues	305,000	9,000	446,000	131,000

Costs and expenses:
Cost of commercial product revenues	651,000	648,000	3,072,000	3,444,000
Cost of government contract revenues	235,000	-	331,000	-
Research and development	550,000	691,000	2,644,000	2,784,000
Selling, general and administrative	766,000	1,332,000	4,062,000	5,146,000
Total costs and expenses	2,202,000	2,671,000	10,109,000	11,374,000

Loss from operations	(1,895,000)	(2,662,000)	(9,663,000)	(11,243,000)

Other Income and Expense
Adjustments to fair value of warrant derivatives	32,000	145,000	99,000	183,000
Adjustment to warrant exercise price	-	(19,000)	-	(66,000)
Other income	10,000	2,000	37,000	10,000
Net loss	$(1,853,000)	$(2,534,000)	$(9,527,000)	$(11,116,000)

Basic and diluted loss per common share	$(0.17)	$(0.61)	$(0.91)	$(3.53)

Weighted average number of common
shares issued and outstanding	10,714,927	4,181,040	10,524,732	3,148,376

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$3,056,000	$10,452,000
Accounts receivable, net	151,000	8,000
Inventory, net	102,000	68,000
Prepaid expenses and other current assets	83,000	109,000
Total Current Assets	3,392,000	10,637,000
Property and equipment, net of accumulated depreciation of $11,200,000 and $9,350,000, respectively	1,793,000	3,491,000
Patents, licenses and purchased technology, net of accumulated amortization of $984,000 and $948,000, respectively	742,000	990,000
Other assets	69,000	96,000
Total Assets	$5,996,000	$15,214,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$349,000	$336,000
Accrued expenses	481,000	608,000
Total Current Liabilities	830,000	944,000
Other long term liabilities	54,000	172,000
Total Liabilities	884,000	1,116,000

Commitments and contingencies (Notes 7 and 8)
Stockholders’ Equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized, 328,925 and 333,767 issued and outstanding, respectively	—	—
Common stock, $.001 par value, 250,000,000 shares authorized, 10,746,594 and 7,353,714 shares issued and outstanding, respectively	11,000	7,000
Capital in excess of par value	316,714,000	316,177,000
Accumulated deficit	(311,613,000)	(302,086,000)

Total Stockholders’ Equity	5,112,000	14,098,000
Total Liabilities and Stockholders’ Equity	$5,996,000	$15,214,000

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,527,000)	$(11,116,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,885,000	2,139,000
Stock-based compensation expense	341,000	1,004,000
Provision for excess and obsolete inventories	—	—
Adjustments to fair value of warrant derivatives	(99,000)	(183,000)
Adjustments to warrant exercise price		66,000
(Gain) loss on disposal of property and equipment	—	—
Changes in assets and liabilities:
Accounts receivable	(143,000)	28,000
Inventory	(34,000)	52,000
Prepaid expenses and other current assets	26,000	12,000
Patents and licenses	212,000	(130,000)
Other assets	27,000	32,000
Accounts payable, accrued expenses and other liabilities	(132,000)	(9,000)

Net cash used in operating activities	(7,444,000)	(8,105,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(152,000)	—
Net proceeds from sale of property and equipment	—	—

Net cash used in investing activities	(152,000)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common shares for withholding obligations	—	—
Net proceeds from sale of common and preferred stock	—	11,088,000
Net proceeds from exercise of warrants	200,000	—

Net cash provided by financing activities	200,000	11,088,000

Net increase (decrease) in cash and cash equivalents	(7,396,000)	2,983,000
Cash and cash equivalents at beginning of year	10,452,000	7,469,000

Cash and cash equivalents at end of year	$3,056,000	$10,452,000